                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):       August 1, 2001
                                                 -------------------------------


                               THE TIMKEN COMPANY
                               ------------------
               (Exact name of registrant as specified in charter)




     Ohio                              1-1169                  34-0577130
--------------------------------------------------------------------------------
(State or Other Jurisdiction        (Commission               (IRS Employer
    of Incorporation)               File Number)            Identification No.)





1835 Dueber Avenue, S.W., Canton, Ohio                         44706-2798
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)




       Registrant's telephone number, including area code: (330) 438-3000

ITEM 5. OTHER EVENTS

Recent Developments

Rating Agencies

     On July 27, 2001, Moody's Investors Service ("Moody's") publicly announced that it had downgraded the Company's long-term senior debt rating from A3 to Baa1 and revised its ratings outlook from stable to negative. Moody's affirmed the Company's short-term debt rating. In its announcement, Moody's stated that its actions reflected its concerns regarding continued weakness in demand in the Company's end markets due to the cyclicality of the Company's business and the continuing impact of weaker economic conditions on the Company's revenues, profitability and cash flow. In addition, on June 15, 2001, Standard & Poor's Rating Services ("S&P") publicly announced that it revised its outlook on the Company from stable to negative and affirmed all ratings on the Company's debt. S & P's rating of the Company's long-term senior debt remains A-. The Company believes that this downgrading of its long-term senior debt may result in higher borrowing costs and may negatively impact the prices of its publicly traded notes. The Company cannot provide any assurance that any rating agency will not change its ratings on the Company's debt or equity in the future.

Change in S&P's Indices

     On July 31, 2001, S&P announced that the Company will be removed from the S&P 500 Index and added to the S&P SmallCap 600 GICS Industrial Machinery sub-industry group and the Machinery (Diversified) industry group after the close of trading on August 6, 2001.

Litigation Development

     On May 22, 2001, eight current or former employees of the Company filed a lawsuit in the Court of Common Pleas, Stark County, Ohio, against the Company and fifteen current or former employees of the Company. The lawsuit was removed to the United States District Court, Northern District of Ohio, Eastern Division on June 20, 2001. The lawsuit alleges, among other things, sexual harassment and employment discrimination. The plaintiffs seek compensatory and punitive damages of approximately $95 million.

     The Company believes it has valid defenses to the plaintiffs' claims. The case is currently in the early stages of discovery. The Company will vigorously defend this suit.

Press Releases

     On August 1, 2001, The Timken Company issued the following press release:

 With continuing weakness in the manufacturing sector, The Timken Company takes additional cost-saving actions

     CANTON, OH - August 1, 2001 - In late April, The Timken Company announced a new manufacturing strategy, including an aggressive reduction in the company's costs and asset base. Central to this initiative is achieving $100 million in annual cost savings and providing a stronger foundation for growth. Since that announcement, the company has stepped up implementation of the strategy which, as previously reported, includes closing two plants, selling a third and eliminating 1,500 jobs.

     "Since then, we have seen the economic environment for manufacturing continue to deteriorate, and we have continued to examine our own operations for additional opportunities to reduce costs structurally," said James Griffith, president and chief operating officer.

     Now, with the manufacturing sector of the economy still mired in recession
- nine consecutive monthly declines in manufacturing output - the company has announced additional actions to ward off the worst effects of a prolonged soft economy. As a result, Timken will be further reducing capital spending, delaying certain projects and scaling back others. There will also be a reduction in salaried employment. The reductions will affect some 300 salaried associates and will be concentrated in North America and Western Europe. The majority of affected associates will depart the company by the end of December.

     "The economy's continuing weakness presents complex challenges and requires fast and decisive actions," said Mr. Griffith. "We are determined to minimize the economy's adverse effects on our company and its prospects for growth as the manufacturing sector emerges from this down cycle. We deeply regret the impact this prolonged downturn is having on our associates.

     "These salaried reductions will not result in additional charges against earnings beyond those announced last April," said Mr. Griffith. "By accelerating the previously announced manufacturing strategy, we have lowered the cost of implementation enough to cover costs associated with these layoffs. These latest actions will reduce the rate of the company's 2002 sales and administrative expenses by more than 5 percent below that of the first half of 2001."

     At the same time, the company is targeting initiatives that are key to its growth and that will continue to be implemented as planned. They range from new product introductions to e-business expansion to affiliations that will broaden the company's range of products and services.

     The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 19,700 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

     The statements in this news release that are not historical in nature may be construed as forward-looking. In particular, statements regarding the amount and timing of savings the company expects to realize as a result of the initiatives announced in this release are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including the company's inability to achieve the benefits of the initiatives announced in this release and unexpected costs related to the implementation of these initiatives. Additional factors are described in the company's 2000 Annual Report, page 39, the Annual Report on Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarterly period ended March 31, 2001. The company undertakes no obligation to update any forward-looking statement.

     On July 24, 2001, The Timken Company issued the following press release:

Timken Enters Distribution Agreement with Permatex

     CANTON, Ohio, July 24 /PRNewswire/ -- The Timken Company has entered into an agreement with Permatex, Inc. to sell its range of automotive and maintenance products in Southeast Asia, Australia and New Zealand.

     Permatex Inc. offers a range of products that include leading brands like Fast Orange(R) Hand Cleaner, the Ultra(R) Silicone gasketing products, the Right Stuff(R) Gasket Maker, NOS(R) fuel and fluid additive products, No Touch(R) tire and wheel care products and Slik-Pak(R) lubricants. Product will be stocked in Timken warehouses in Australia and Singapore and sold throughout Asia through the Timken network of authorized distributors.

     "Partnering with Permatex in this way is consistent with our goal of profitable growth through related products," said Alastair Simkin, general manager -- Asia Pacific, Middle East and Africa -- Timken. "This agreement brings together two companies that are known for providing high performance automotive products. It combines Permatex's superior products with The Timken Company's logistics and distribution expertise to bring end users in Asia the products they demand."

     Permatex became an independent, privately-owned company in 1999 through a leveraged buyout from parent Loctite. As a result, the company is establishing a new distribution channel for its product in Asia. "The transition back to an independent automotive products business has been smooth. Establishing relationships like this distribution agreement with Timken ensures that our customers will have local availability of our products," said Pat Formica, president -- Permatex. "We are entering an exciting phase of global growth through product and market development and have a five-year plan to transform and triple our business."

     The Timken Company (NYSE: TKR) ( http://www.timken.com ) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

     On July 18, 2001, The Timken Company issued the following press release:

The Timken Company Reports Results for Second Quarter and First Half

     CANTON, Ohio, July 18 /PRNewswire/ -- Continuing weakness in global automotive and industrial markets and the U.S. manufacturing recession caused The Timken Company (NYSE: TKR) to report decreased sales and profits for the second quarter and first half of 2001. Earnings were in line with the estimates the company provided in an announcement last month.

     "U.S. factories are operating at their lowest capacity levels since the recession period of 1982-83. This reflects the steep drop in demand in most markets. While some economists see growth rebounding in the fourth quarter, a large question remains for the manufacturing sector. It has been hit much harder than the rest of the economy and could take longer to recover," said W.R. Timken, Jr., chairman and chief executive officer. "Generally, third quarters tend to be weak, and there are no indications that this next one will be any different. We have yet to see evidence of a rebound for manufacturing in the broad indicators. The continuing strong dollar and resulting trade deficit further cloud the picture."

     In view of the market weakness in the second quarter, the company has stepped up the strategic refocusing of its manufacturing operations, which should accelerate the previously announced closings of its bearing manufacturing facilities in Columbus, Ohio and Duston, England. "As the economy weakened, we have stayed focused and are hitting our targets for rationalizing operations and reducing fixed assets. Borrowing was reduced by $20 million during the quarter, and inventory was reduced by about $22 million," Mr. Timken said.

     Second-quarter net sales were $634.4 million, down 8.5 percent from $693.3 million in 2000's second quarter.

     The company had restructuring and reorganization charges in the second quarters of both 2001 and 2000. Excluding these pretax charges, second quarter net income in 2001 was $1.6 million, or $0.03 per diluted share, compared with $24.7 million, or $0.40 per diluted share a year ago.

     Pretax restructuring and reorganization charges of $17.3 million taken in the second quarter of 2001 were on target with the company's initial estimates and these charges related primarily to the previously announced closing of the company's rail bearing manufacturing plant in Columbus, Ohio. The second quarter of 2000 included pretax restructuring and reorganization charges of $4.8 million. Including these charges, the company reported a loss of $14.6 million, or a loss of $0.24 per diluted share for the second quarter of 2001 versus net income of $21.2 million, or $0.35 per diluted share a year ago. Net income in the second quarter of 2001 included a pretax amount of $2.5 million attributable to a reduction in the amounts accrued during the first quarter for pension and postretirement benefits.

     For the first six months, sales fell 7.1 percent to $1.3 billion from $1.4 billion in the first half of 2000. The first half of 2001 included pretax restructuring and reorganization charges of $29.8 million, and the first half of 2000 included pretax restructuring charges of $21.6 million. Excluding these charges, net income for the first half of 2001 was $11.4 million, or $0.19 per diluted share, versus $50.8 million, or $0.83 per diluted share, a year ago. Including these charges, the company reported a loss for the first six months of 2001 of $12.4 million or $0.21 per diluted share. This compares with net income of $37.3 million, or $0.61 per diluted share, for the first half of 2000.

Automotive Bearings Business Results

     The Automotive Bearings Business, which provides products for passenger cars, light and heavy trucks and trailers, reported net sales of $195.0 million, down 14.3 percent from last year's second quarter, but about equal to the first quarter of this year. Global automotive and truck production has fallen well below last year's levels. While seeing some improvement in production rates in the second quarter versus the first quarter in North America, demand for domestically produced vehicles in North America, Latin America and Europe remains weak.

     In the second quarter of 2001, reduced sales volume and the impact of exchange rates hurt automotive segment profitability versus last year. The second quarters of 2001 and 2000 included restructuring and reorganization charges of $0.3 million and $1.7 million respectively. Before these charges and before interest and taxes, the Automotive Business recorded a profit of $0.1 million in the second quarter of 2001 compared with earnings of $13.1 million a year ago. After restructuring and reorganization charges, the business had a loss of $0.2 million versus earnings before interest and taxes (EBIT) of $11.4 million in last year's second quarter.

     For the first six months of 2001, Automotive Bearings' net sales fell 16.3 percent to $389.2 million from $465.1 million in the same period last year. First-half results included restructuring and reorganization charges of $0.7 million in 2001, and $1.8 million in 2000. Before these charges and before interest and taxes, the Automotive Business had a loss for the first half of 2001 of $1.5 million versus earnings of $29.7 million in the same period a year ago. Including the charges, the Automotive Business had a loss of $2.2 million before interest and taxes compared with earnings of $27.9 million a year ago.

Industrial Bearings Business Results

     In the second quarter, demand weakened in every sector served by the Industrial Bearings Business segment, except aerospace and markets in Central and Eastern Europe. The segment provides bearings and related products and services for industrial, rail, aerospace and super precision markets and also includes all sales into emerging markets in Asia, Central and Eastern Europe.

     Industrial Bearings' second-quarter net sales were $221.9 million versus $238.5 million in the same period last year -- a decrease of 7 percent. Sales to North American original-equipment manufacturers remained weak in the second quarter, and poor demand in the industrial aftermarket diminished the segment's profitability. North American railcar build rates dropped sharply during the second quarter, also hurting the segment's profits. Aerospace and super precision sales increased, but some weakness has appeared in semiconductor markets.

Increased demand for bearing products in Central and Eastern Europe partially offset weak demand in China and India. The second quarter of 2001 included $16.6 million in restructuring and reorganization charges primarily for pension costs associated with closing the Columbus rail bearing plant. Last year's second quarter included $2.9 million in restructuring and reorganization charges. Earnings before interest and taxes (EBIT) and restructuring and reorganization charges were $10.1 million, down from $18.1 million in the second quarter of last year. Including restructuring charges, the Industrial Bearing Business had a loss of $6.5 million in the second quarter, versus earnings before interest and taxes of $15.2 million a year ago.

     For the first half of 2001, Industrial Bearings had net sales of $463.9 million compared to $471.3 million in the same period last year -- about a 2 percent decline. Results for the first six months of 2001 and 2000 included restructuring and reorganization charges of $27.3 million and $6.3 million respectively. EBIT before these charges was $25.5 million for the first six months of 2001, down from $37.2 million in the first half of last year. Including restructuring charges, the segment had a loss of $1.8 million in the first half of this year compared to $30.9 million in earnings before interest and taxes in last year's first half.

Steel Business Results

     Steel's second-quarter net sales, including intersegment sales, fell 8.6 percent to $254.5 million from $278.6 million a year ago. All steel markets were weak, except aerospace and oil country. There were steep declines in demand for automotive, bearing and tool steels. Imports have lowered market prices in the U.S. and negatively affected the steel business. In addition, the strong U.S. dollar has hurt steel business competitiveness in worldwide markets. In response to market conditions, the steel business reduced operating levels and inventories during the quarter, lowering EBIT performance, and reduced capital spending. Steel's second-quarter EBIT was $6.3 million, versus $16.7 million a year ago.

     For the first half, Steel's net sales were $522.2 million, down 5 percent from $549.6 million a year ago. First-half results included restructuring and reorganization charges of $1.8 million in 2001 and $13.5 million in 2000. Excluding these charges, Steel's EBIT was $17.4 million in the first half of 2001, compared to $33.0 million a year ago. After the charges, Steel's EBIT was $15.6 million, versus $19.5 million for the first half of 2000.

     The Timken Company (NYSE: TKR) ( http://www.timken.com ) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

     The company will conduct a teleconference on July 19 at 10 a.m. Eastern Time on its second-quarter earnings. Dial (706) 634-0975 (access code: Timken) or link to www.timken.com for the Webcast. Replay will be available at (706) 645-9291 from noon on July 19 through 11:59 p.m. Eastern Time on July 31.

     Note: The statements in this news release that are not historical in nature may be construed as forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including international economic conditions, continuing currency issues, changes in customer demand, the company's inability to achieve the benefits of its restructuring program and unexpected costs related to the implementation of the company's restructuring program. These and additional factors are described in greater detail in the company's 2000 Annual Report, page 39, the Annual Report on Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarterly period ended March 31, 2001. The company undertakes no obligation to update any forward-looking statement.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                 2Q 01           2Q 00
                                                              -----------     -----------
                                                              (THOUSANDS OF U.S. DOLLARS,
                                                                  EXCEPT SHARE DATA)
Net sales...................................................  $   634,389     $   693,263
Cost of products sold.......................................      523,306         550,787
  Gross Profit..............................................  $   111,083     $   142,476
Selling, administrative & general expenses..................       93,289          91,115
Impairment and restructuring................................       16,859           3,322
  Operating Income..........................................  $       935     $    48,039
Other income (expense)......................................       (1,685)         (3,585)
  Earnings Before Interest and Taxes (EBIT).................  ($      750)    $    44,454
Interest expense............................................       (8,487)         (7,471)
Interest income.............................................          608             560
  Income Before Income Taxes................................  ($    8,629)    $    37,543
Provision for income taxes..................................        5,945          16,303
  Net (Loss) Income.........................................  ($   14,574)    $    21,240
  Earnings Per Share........................................  -$     0.24     $      0.35
  Earnings Per Share-assuming dilution......................  -$     0.24     $      0.35
Average Shares Outstanding..................................   60,015,025      60,837,740
Average Shares Outstanding-assuming dilution................   60,276,721      61,103,848

                        CONSOLIDATED STATEMENT OF INCOME

                                                         1Q 01          4Q 00          3Q 00
                                                      -----------    -----------    -----------
                                                             (THOUSANDS OF U.S. DOLLARS,
                                                                 EXCEPT SHARE DATA)
Net sales...........................................  $   661,516    $   631,711    $   632,243
Cost of products sold...............................      543,502        527,824        522,698
  Gross Profit......................................  $   118,014    $   103,887    $   109,545
Selling, administrative & general expenses..........       96,538         93,319         88,920
Impairment and restructuring........................        7,907          6,220          3,453
  Operating Income..................................  $    13,569    $     4,348    $    17,172
Other income (expense)..............................       (1,210)         1,048         (1,388)
  Earnings Before Interest and Taxes (EBIT).........  $    12,359    $     5,396    $    15,784
Interest expense....................................       (8,894)        (9,148)        (8,081)
Interest income.....................................          489            635          1,735
  Income Before Income Taxes........................  $     3,954    ($    3,117)   $     9,438
Provision for income taxes..........................        1,732         (4,040)         1,753
  Net (Loss) Income.................................  $     2,222    $       923    $     7,685
  Earnings Per Share................................  $      0.04    $      0.02    $      0.13
  Earnings Per Share-assuming dilution..............  $      0.04    $      0.02    $      0.13
Average Shares Outstanding..........................   59,981,237     59,980,285     60,283,189
Average Shares Outstanding-assuming dilution........   60,122,806     60,103,733     60,422,761

                        CONSOLIDATED STATEMENT OF INCOME

                                                              SIX MONTHS 01    SIX MONTHS 00
                                                              -------------    -------------
                                                               (THOUSANDS OF U.S. DOLLARS,
                                                                    EXCEPT SHARE DATA)
Net sales...................................................   $1,295,905       $1,379,054
Cost of products sold.......................................    1,066,808        1,091,613
  Gross Profit..............................................   $  229,097       $  287,441
Selling, administrative & general expenses..................      189,827          185,260
Impairment and restructuring................................       24,766           18,081
  Operating Income..........................................   $   14,504       $   84,100
Other income (expense)......................................       (2,895)          (6,240)
  Earnings Before Interest and Taxes (EBIT).................   $   11,609       $   77,860
Interest expense............................................      (17,381)         (14,693)
Interest income.............................................        1,097            1,109
  Income Before Income Taxes................................   ($   4,675)      $   64,276
Provision for income taxes..................................        7,677           26,996
  Net (Loss) Income.........................................   ($  12,352)      $   37,280
  Earnings Per Share........................................   -$    0.21       $     0.61
  Earnings Per Share-assuming dilution......................   -$    0.21       $     0.61
Average Shares Outstanding..................................   59,999,194       60,969,469
Average Shares Outstanding-assuming dilution................   60,200,827       61,171,114

                               BUSINESS SEGMENTS

                                                               2Q 01       2Q 00
                                                              --------    --------
                                                               (THOUSANDS OF U.S.
                                                                    DOLLARS)
Automotive Bearings
Net sales to external customers.............................  $194,986    $227,508
Impairment and restructuring................................       179         710
Earnings before interest and taxes (EBIT) *.................  ($   220)   $ 11,434
EBIT Margin.................................................      -0.1%        5.0%
Industrial Bearings
Net sales to external customers.............................  $221,917    $238,526
Impairment and restructuring................................    16,309       2,515
Earnings before interest and taxes (EBIT) *.................  ($ 6,538)   $ 15,202
EBIT Margin.................................................      -2.9%        6.4%
Steel
Net sales to external customers.............................  $217,486    $227,229
Intersegment sales..........................................    37,000      51,332
Total net sales.............................................  $254,486    $278,561
Impairment and restructuring................................       371          97
Earnings before interest and taxes (EBIT) *.................  $  6,329    $ 16,735
EBIT Margin.................................................       2.5%        6.0%

---------------

* Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

                               BUSINESS SEGMENTS

                                                              1Q 01       4Q 00       3Q 00
                                                             --------    --------    --------
                                                               (THOUSANDS OF U.S. DOLLARS)
Automotive Bearings
Net sales to external customers............................  $194,257    $184,444    $190,315
Impairment and restructuring...............................        82         172         165
Earnings before interest and taxes (EBIT)*.................  ($ 1,986)   ($   763)   ($ 2,556)
EBIT Margin................................................      -1.0%       -0.4%       -1.3%
Industrial Bearings
Net sales to external customers............................  $241,994    $227,968    $224,180
Impairment and restructuring...............................     7,393       4,186       2,985
Earnings before interest and taxes (EBIT) *................  $  4,774    $ 13,589    $  9,860
EBIT Margin................................................       2.0%        6.0%        4.4%
Steel
Net sales to external customers............................  $225,265    $219,299    $217,748
Intersegment sales.........................................    42,477      38,969      50,617
Total net sales............................................  $267,742    $258,268    $268,365
Impairment and restructuring...............................       432       1,862         303
Earnings before interest and taxes (EBIT)*.................  $  9,282    ($ 8,179)   $  8,002
EBIT Margin................................................       3.5%       -3.2%        3.0%

---------------

* Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

                               BUSINESS SEGMENTS

                                                              SIX MONTHS 01    SIX MONTHS 00
                                                              -------------    -------------
                                                               (THOUSANDS OF U.S. DOLLARS)
Automotive Bearings
Net sales to external customers.............................    $389,243         $465,079
Impairment and restructuring................................         261              806
Earnings before interest and taxes (EBIT) *.................    ($ 2,206)        $ 27,914
EBIT Margin.................................................        -0.6%             6.0%
Industrial Bearings
Net sales to external customers.............................    $463,911         $471,329
Impairment and restructuring................................      23,702            4,328
Earnings before interest and taxes (EBIT) *.................    ($ 1,764)        $ 30,855
EBIT Margin.................................................        -0.4%             6.5%
Steel
Net sales to external customers.............................    $442,751         $442,646
Intersegment sales..........................................      79,477          106,914
Total net sales.............................................    $522,228         $549,560
Impairment and restructuring................................         803         $ 12,947
Earnings before interest and taxes (EBIT)*..................    $ 15,611         $ 19,526
EBIT Margin.................................................         3.0%             3.6%

---------------

* Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

                           CONSOLIDATED BALANCE SHEET

                                                                JUNE 30          MAR 31
                                                                  2001            2001
                                                              ------------    ------------
                                                              (THOUSANDS OF U.S. DOLLARS)
                                          ASSETS
Cash & cash equivalents.....................................   $   15,652      $   18,872
Accounts receivable.........................................      388,780         404,343
Deferred income taxes.......................................       42,656          44,903
Inventories.................................................      466,471         488,396
          Total Current Assets..............................   $  913,559      $  956,514
Property, plant & equipment.................................    1,318,740       1,331,867
Other assets................................................      323,870         312,710
          Total Assets......................................   $2,556,169      $2,601,091

                                       LIABILITIES
Accounts payable & other liabilities........................   $  249,725      $  246,557
Short-term debt & commercial paper..........................      218,490         259,779
Accrued expenses............................................      152,108         145,223
          Total Current Liabilities.........................   $  620,323      $  651,559
Long-term debt..............................................      325,455         303,592
Accrued pension cost........................................      212,941         233,633
Accrued postretirement benefits.............................      410,714         399,252
Deferred income taxes.......................................        9,636          10,090
Other non-current liabilities...............................       17,276          18,690
          Total Liabilities.................................   $1,596,345      $1,616,816
Shareholders' Equity........................................      959,824         984,275
          Total Liabilities and Shareholders' Equity........   $2,556,169      $2,601,091

                           CONSOLIDATED BALANCE SHEET

                                                         DEC 31        SEPT 30        JUNE 30
                                                          2000           2000           2000
                                                       ----------     ----------     ----------
                                                             (THOUSANDS OF U.S. DOLLARS)
                                     ASSETS
Cash & cash equivalents..............................  $   10,927     $   18,921     $    6,450
Accounts receivable..................................     354,972        380,111        406,157
Deferred income taxes................................      43,094         35,421         38,929
Inventories..........................................     489,549        500,599        484,376
          Total Current Assets.......................  $  898,542     $  935,052     $  935,912
Property, plant & equipment..........................   1,363,772      1,335,307      1,344,491
Other assets.........................................     301,791        218,765        229,569
          Total Assets...............................  $2,564,105     $2,489,124     $2,509,972

                                  LIABILITIES
Accounts payable & other liabilities.................  $  239,182     $  233,743     $  248,285
Short-term debt & commercial paper...................     209,423        212,693        181,620
Accrued expenses.....................................     138,847        164,325        176,514
          Total Current Liabilities..................  $  587,452     $  610,761     $  606,419
Long-term debt.......................................     305,181        305,624        305,908
Accrued pension cost.................................     237,952        128,892        115,087
Accrued postretirement benefits......................     394,097        398,039        396,705
Deferred income taxes................................      11,742          3,780         19,279
Other non-current liabilities........................      22,999         29,258         31,343
          Total Liabilities..........................  $1,559,423     $1,476,354     $1,474,741
Shareholders' Equity.................................   1,004,682      1,012,770      1,035,231
          Total Liabilities and Shareholders'
            Equity...................................  $2,564,105     $2,489,124     $2,509,972

     On July 17, 2001, The Timken Company issued the following press release:

Daniel E. Muller to Head Distribution Management at Timken

     CANTON, Ohio, July 17 /PRNewswire/ -- The Timken Company recently announced that Daniel E. Muller has been named vice president -- distribution management. In his new role, Mr. Muller is responsible for global industrial distribution sales, customer service, marketing, and logistics.

     A 22-year employee with The Timken Company, Mr. Muller served most recently as director -- e-business. In that position he established an industrial e-business alliance with other premium brand manufacturers to offer North American and European authorized distributors a shopping site for industrial products, including Timken(R) bearings.

     "Dan is an integral part of our corporate transformation toward a customer-centric organization," said Mike Arnold -- president -- industrial. "He has a keen sense of the importance of partnering with our distributors to build mutually beneficial relationships and ultimately profitable growth."

     Mr. Muller joined the company in 1979 as a programmer in Canton. He also held positions in information systems, advanced technology, and strategic management. In 1995, Mr. Muller was named manager -- strategy implementation at Timken Latrobe Steel in Latrobe, Pa. A year later, he moved to Youngstown, Ohio, where he served with Timken Latrobe Steel subsidiaries in various executive positions, including president -- Ohio Alloy Steels and vice president -- operations -- Timken Latrobe Steel Distribution.

     Mr. Muller received his bachelor's degree in business administration and a master of business administration degree, both from Kent State University in Ohio.

     The Timken Company (NYSE: TKR) ( http://www.timken.com ) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         On July 11, 2001, The Timken Company issued the following press release:

Timken Introduces K-Series(TM) Heavy-Duty Trailer Bearings for the Aftermarket

         CANTON, Ohio, July 11 /PRNewswire/ -- The Timken Company (NYSE: TKR) announced today the introduction of K-Series(TM) bearings for the heavy-duty aftermarket. The K-Series line represents six-part numbers for through- hardened tapered roller bearings for heavy-duty trailer applications.

         "The company has increased sales of K-Series bearings to original equipment suppliers for trailer bearing cups and cones. We are now bringing this product to the aftermarket side to meet demand for replacement bearings," said Jack Cameron, general manager-automotive aftermarket-North America. "This is part of the continuing growth of our full line of automotive products."

         Timken research experts, working in cooperation with OE suppliers, have optimized geometries, surface finishes, materials and operating conditions on this line of through-hardened bearings. This commitment has resulted in a cost-effective solution for trailer applications that promises excellent value in terms of performance, price, availability and delivery.

         "Case carburized materials are still the optimum materials for many bearing applications because of their ability to withstand heavy shock loads. However, our research and development work combined with substantial advancement in materials, allows us to offer a selection of through-hardened components as an appropriate, cost-effective performance option for these trailer applications," said Mr. Cameron. K-Series bearings balance cost, convenience and the same high measure of quality that you have come to expect with every bearing branded Timken(R)."

         Through-hardened products will carry a "K" prefix in engineering catalogs and product listings while the case-carburized bearings will continue to use the traditional reference number. The K-Series line is equivalent to Timken case-carburized product in specifications and dimensions so the cups and cones of the different materials may be mixed. Timken product should never be mixed with non-Timken products, regardless of the materials being used, because specifications differ between manufacturers.

         K-Series product is now available for distribution throughout the United States and Canada. For more product and performance information on K-Series bearings, please contact your Timken sales representative. The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         Timken(R) is the registered trademark of The Timken Company.

         On July 6, 2001, The Timken Company issued the following press release:

Vinnie Dasari and Thomas Dupaski Named to New Positions at The Timken Company

         CANTON, Ohio, July 6, 2001 /PRNewswire/ -- Vinnie K. Dasari has been named corporate vice president - manufacturing transformation at The Timken Company. In this new position, Mr. Dasari heads up the company's Manufacturing Strategy Implementation Team on a full-time basis. Previously, he also was serving as president - rail.

         Earlier this year the company entered Phase II of its transformation, emphasizing a strategic refocusing of its manufacturing operations. This refocusing of operations is the responsibility of the Manufacturing Strategy Implementation Team, which receives overall guidance and direction from a steering committee comprised of the business units and center heads.

         "The change in Vinnie's title and responsibilities definitely reflects the importance we are placing on accelerating the pace of the second phase of our transformation," said James W. Griffith, president and chief operating officer. "The current economic situation reinforces the need for our transformation and its objectives: increasing global reach, strengthening customer centricity, accelerating innovation, reducing asset base and increasing growth. This is an exciting chapter in our history as we accelerate the transformation to better serve our customers, associates and stakeholders worldwide."

         Thomas S. Dupaski has been named to succeed Mr. Dasari as head of the company's Rail business unit.

         "An integral part of the second phase of our transformation is rationalizing operations to reduce our asset base and improve service to customers," said Jim. "Part of that process is the closing of our Columbus Railroad Bearing Plant. Tom will use his extensive manufacturing skills to face the current challenge of relocating the assets from the Columbus plant to other Timken facilities. This is a very critical time for the Rail business. We believe Tom can bring this fast-paced restructuring to a successful completion and get the business heading in a positive direction."

         The relocation of rail assets will bolster the Rail business' ability to better serve customers by capitalizing on the synergy of shared manufacturing, technology and administrative services.

         Mr. Dasari started with the company in 1992 as a senior bearing business analyst in Canton. He held positions of manager - cup operations - small industrial bearings - Canton and project manager - global industrial segment. In addition, Mr. Dasari also held positions of director - manufacturing and technology at Timken India Limited, in Jamshedpur, India, and managing director - Timken India Limited. Prior to joining the company, he spent five years with General Electric in various businesses focusing on manufacturing.

         Mr. Dasari received a bachelor's degree in engineering from the University of Louisville, a master's degree in engineering management from the Robert R. McCormick School of Engineering at Northwestern University and a master's degree in business administration from the J. L. Kellogg Graduate School of Management at Northwestern University.

         Mr. Dupaski started his career with the company in 1968 as an industrial engineering trainee in Canton. He held many positions there, including chief quality control engineer - Canton District, manager - product and process compliance - bearing operations and project manager - UNIPAC?PLUS development. In 1986, Mr. Dupaski was named manager of the company's Gaffney Bearing Plant in Gaffney, South Carolina. He also held positions of director-president - Timken do Brasil, managing director - Nihon Timken, vice president - Asia Pacific and vice president - global operations & technology - rail, his most recent position.

         A native of Columbia Station, Ohio, Mr. Dupaski earned a bachelor's degree in industrial engineering from Ohio State University.

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         On June 26, 2001, The Timken Company issued the following press release:

Robco, Inc. To Represent Timken Super Precision Products

         KEENE, N.H., June 26 /PRNewswire/ -- To bolster its customer relationship network, Timken Super Precision is adding additional manufacturers' representatives, most recently in the southwestern United States.

         Timken Super Precision manufactures ball bearings and related products for applications such as aircraft instruments, medical equipment, and semiconductor manufacturing.

         Beginning July 2, Robco, Inc., a Carrollton, Texas-based manufacturers' representative, will represent Timken Super Precision products in Texas, Oklahoma, Louisiana, Arkansas, and New Mexico. Robco was chosen from a pool of qualified manufacturers' representatives.

         "Robco has direct experience with our types of products," said Dick Olson, manager of manufacturers' representatives sales channel at Timken Super Precision. "And that experience will help us serve our customers better."

         Robco, with 41 years of experience in various markets, represents a wide variety of industrial products and they welcome the addition of Timken Super Precision.

         "We're excited to represent Timken Super Precision products," said Homer Rodden, President of Robco. "Timken Super Precision is very synergistic with our current product lines, and that will help complete our entire product offering."

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         On June 15, 2001, The Timken Company issued the following press release:

Manufacturing Recession Causes Timken Company to Lower Sales and Earnings Outlook; Company Steps Up Previously Announced Actions to Reduce Asset Base and Cut Costs

         CANTON, Ohio, June 15 /PRNewswire/ -- The Timken Company (NYSE: TKR) announced today that the recession plaguing manufacturing is expected to result in second quarter sales and earnings significantly below those of a year ago and trailing 2001's first quarter.

         At the same time, the company has accelerated implementation of its manufacturing strategy that it announced in April and that will reduce the company's asset base. It also moved early in the quarter to lower its sales and administrative expenses.

         "Manufacturing in the U.S. remains stuck in recession. In fact, there has been further erosion of business levels in the second quarter," said W.R. Timken, Jr., chairman and chief executive officer. "Both U.S. durable goods orders and plant capacity utilization are at 10-year lows. Projections show light vehicle production in the second quarter to be 15 percent below a year ago and rail freight car production to be off by 55 percent. Those difficulties notwithstanding, the aggressive actions we have been taking prepare us to show improved earnings quickly when manufacturing begins to recover."

         Currency exchange rates continue to be a negative factor as well. "The persistently strong dollar continues to make the products that we - and our customers - produce in the U.S. considerably less competitive in world markets and causes greater imports," said Mr. Timken. "Looking farther ahead, interest rate cuts by the Federal Reserve, along with President Bush's tax reduction package, will lift the economy, including the manufacturing sector. But they have yet to provide stimulus, and the strong dollar remains a threat to renewed growth."

         Analysts have been estimating the company's 2001 earnings per share at between $.25 and $.95 - excluding restructuring charges. Assuming continuing low demand in the manufacturing sector, the company expects full-year earnings per share to be at the low end of that range as a result of lowered second half sales expectations. Second quarter sales are expected to be about 15 percent below 2000 and earnings per share less than $.05, excluding charges. The tax rate for the year is expected to be about 55 percent due primarily to international losses that do not result in current tax benefits.

         In mid-April, anticipating continuing economic weakness, the company took advantage of slowing orders and its resulting ability to make major changes without disrupting customer service and announced a strategic refocusing of its global manufacturing operations. This phase of the company's transformation plan has targeted annual pre-tax savings of $100 million, to be reached by 2004. As early as this year's fourth quarter, the company expects the program to produce savings at an annual rate of $15 million.

         To implement those actions, the company announced that it plans to take about $100-$110 million in charges against earnings over the next two years, including $18 million in the current quarter. The program will include the closing of two plants and sale of a third and is expected to reduce employment by 1,500 associates at those and other facilities during the next two years.

         "Since April, we have aggressively stepped up implementation of our manufacturing strategy," said Mr. Timken. "In addition, we have moved quickly to immediately reduce sales and administrative spending by another $1.5 to $2 million per month. We also have launched a number of teams to redesign administrative processes and procedures. These actions are structurally lowering costs, improving cash flow and maintaining our strong balance sheet. We are confident our transformation plan positions us to improve profitability quickly when demand picks up and strengthens our earnings power for the longer term."

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         Certain statements in this news release that are not historical in nature are forward-looking. In particular, statements regarding expected future sales and earnings performance of the company, the amount and timing of savings the company expects to realize as a result of the strategic refocusing of its manufacturing operations and the amount and timing of the charges the company expects to take in connection with those actions are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including changes in business conditions, the company's inability to achieve the expected benefits of its manufacturing strategy -and unexpected costs related to the programs implementing the manufacturing strategy. These and additional important factors are described in greater detail in the company's 2000 Annual Report, page 39, and in the company's Annual Report on Form 10-K for the year ended December 31, 2000. The company undertakes no obligation to update any forward-looking statement.

         On June 15, 2001, The Timken Company issued the following press release:

Timken Raises Minimum Bar Quantity

         CANTON, Ohio, June 15 /PRNewswire/ -- The Timken Company announced it will raise minimum order quantities for all carbon and alloy steel bar products from 10,000 to 20,000 pounds beginning with orders placed after June 30 or all bar orders scheduled for shipment after September 30, 2001. A combination of changed market conditions and low-priced imports have resulted in continued downward price pressure in key steel markets.

         "A thorough analysis utilizing our activity-based costing system has led us to conclude that managing large numbers of small orders is not sufficiently cost-effective," said Robert N. Keeler, director - sales - steel - North and South America. "Discontinuing small quantity bar orders will better enable us to remain competitive in the marketplace."

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as a provider of related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         On June 6, 2001, The Timken Company issued the following press release:

Timken Adds Wheel End Kits for Passenger Cars to Brazilian Product Line

SAO PAULO, Brazil, June 6 /PRNewswire/ -- The Timken Company (NYSE: TKR - news) announced today the expansion of its aftermarket product line in Brazil to include both front and rear wheel end kits for passenger cars. These new service kits feature Timken(R) tapered roller bearings and other components needed for a complete rebuild.

"Our new light duty wheel end kits expand on our current service kits line, which includes heavy duty differential and wheel end kits for trucks and buses," said Antonio Marcondes, director - aftermarket - Latin America. "By expanding our product offering to our distributors, we are showing our to establishing them as leaders in the automotive aftermarket."

The initial offering in the light duty kit line includes eight kits for select Ford, General Motors and Volkswagen vehicles. The typical light duty wheel end kit includes Timken(R) tapered roller bearings, seals and clip pins. Each kit is packaged securely in the recognizable black and orange Timken service parts box.

The Timken Company (NYSE: TKR - news; http://www.timken.com) is a leading international manufacturer of highly engineered bearings, allow and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

         On May 21, 2001, The Timken Company issued the following press release:

The Timken Company Hires KeyCorp to Assist in Sale of Tooling Plant

         CANTON, Ohio, May 21 /PRNewswire/ -- The Timken Company (NYSE: TKR) has hired Key Business Advisory Services of McDonald Investments, Inc., a KeyCorp company, to assist in the sale of its tooling plant in Ashland, Ohio. The planned sale of the Ashland facility, which produces tooling for Timken automotive and industrial bearing operations, was announced in April, as a part of a comprehensive refocusing of the company's manufacturing operations.


         Inquiries concerning the sale of the Ashland facility may be directed to Ernest L. Vallorz, Jr., Managing Director, Key Business Advisory Services,
(216) 689-4467.

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,000 people worldwide and recorded sales of U.S. $2.6 billion in 2000.

         On May 15, 2001, The Timken Company issued the following press release:

The Timken Company Corrects News Report

         CANTON, Ohio, May 15 /PRNewswire/ -- The Timken Company (NYSE: TKR) issued a statement today regarding a news report issued by Nihon Keizai Shimbun news agency. The report, which did not cite sources, indicated that NSK and Timken would combine operations to "create the largest group in the (bearing) industry." That report is incorrect.

         "We have no agreement with NSK for the reported actions," said James W. Griffith, president and chief operating officer. "For a number of years, we have maintained a supplier relationship with NSK and continue to maintain good relations with them. We have explored several limited ventures with NSK, and none has come to fruition. We are planning no further discussions with NSK.

         "Timken is a strong global company, committed to maintaining independence," said Mr. Griffith. "As the company has transformed to a more global enterprise in the last year, we have renewed our drive for improving our competitiveness by reducing costs and profitably growing the business. We continue to be interested in opportunities that create value for our shareholders, such as our recently launched CoLinx e-business venture with SKF, INA and Rockwell Automation."

         The Timken Company (NYSE: TKR) (http://www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well as related products and services. With operations in 24 countries, the company employs about 20,500 people worldwide and recorded 2000 sales of U.S. $2.6 billion.

                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE TIMKEN COMPANY


                                       By: /s/ Gene E. Little
                                           -----------------------------------
                                           Gene E. Little
                                           Senior Vice President - Finance


Dated: August 1, 2001